Exhibit 99.1

Forma Therapeutics Reports Second Quarter 2020 Financial Results and Provides Business Update

Completed upsized IPO in June 2020 raising $319.3 million in gross proceeds

Advanced pipeline focused on rare hematologic diseases and cancers, including reporting favorable single-dose data for FT-4202 in sickle cell disease (SCD) from a randomized, multi-center, placebo-controlled Phase 1 trial

Additional data expected the second half of 2020 for FT-4202 in SCD and olutasidenib in acute myeloid leukemia (AML)

FT-7051 for patients with metastatic castration-resistant prostate cancer (mCRPC) to begin Phase 1 trial in the fourth quarter of 2020

WATERTOWN, Mass. – August 13, 2020 – Forma Therapeutics Holdings, Inc. (Nasdaq: FMTX), a clinical-stage biopharmaceutical company focused on rare hematologic diseases and cancers, today reported financial results for the second quarter ended June 30, 2020. The Company also highlighted recent progress and upcoming milestones for its pipeline programs.

“This year, to date, has been very productive for Forma. We completed an upsized initial public offering, which will allow us to advance both our core assets, FT-4202, a potentially foundational, disease-modifying therapy for patients with sickle cell disease, and FT-7051, in development for mCRPC with the potential to address prostate cancer cell resistance related to molecular alterations in androgen receptors. In addition, our board of directors welcomed Dr. Wayne Frederick, who is not only a distinguished doctor and president of Howard University but also lives with sickle cell disease,” said Frank Lee, president and chief executive officer of Forma Therapeutics. “We look forward to continuing Forma’s momentum by providing several clinical updates before the end of the year, including topline data from our FT-4202 multiple ascending dose study and interim data from a non-core asset, olutasidenib, Phase 2 clinical trial in patients with relapsed/refractory acute myeloid leukemia.”

Key Business and Clinical Highlights

PKR Program in Sickle Cell Disease (SCD):

•

Received FDA Orphan Drug Designation for FT-4202 in Sickle Cell Disease. FT-4202 is being evaluated in a randomized, multi-center, placebo-controlled Phase 1 trial in SCD patients ages 12 years and older and has been granted fast track, rare pediatric and orphan drug designations. FT-4202 is a potent activator of pyruvate kinase-R (PKR) designed to improve red blood cell (RBC) metabolism, function and survival by decreasing 2,3 DPG and increasing ATP, potentially resulting in both increased hemoglobin levels and reduced vaso-occlusive crises.

•

Reported Favorable Single Dose Cohort Data of Patients with SCD at EHA: Results presented at the 25th European Hematology Association (EHA) Annual Congress in June 2020 demonstrated a favorable tolerability profile and biologic effects of FT-4202, with evidence of pharmacodynamic activity translating into increased oxygen affinity, a shift in the point of sickling to lower oxygen tensions, improved membrane deformability of sickle RBCs and an increased hemoglobin (on average 0.9 g/dL vs. placebo) at 24 hours post-single dose. These initial findings supported the initiation of the multiple ascending dose cohort in patients with SCD and continued planning for the global Phase 2/3 trial in SCD patients.

CPB Program in Prostate Cancer:

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Presented Data Demonstrating Antitumor Activity of a Potent and Selective Inhibitor of CBP/p300 at AACR: Forma presented preclinical data on FT-6876, a predecessor molecule to clinical development candidate FT-7501, at the American Association of Cancer Research (AACR) in June 2020 that demonstrated antitumor activity in androgen receptor (AR)-dependent breast cancer cell lines and highlighted the possible role of CREB-binding protein/E1A binding protein p300 (CBP/p300) in proliferation and survival of AR-independent tumors. Inhibition of CBP/p300 in vitro can suppress AR and AR-v7 driven transcription of genes that drive the growth of prostate cancer cells.

•

FDA Cleared Investigational New Drug application for FT-7051. In April 2020, the FDA cleared Forma’s investigational new drug application for FT-7051. We expect to initiate a Phase 1 trial in mCRPC patients in the fourth quarter of 2020.

IDH1 Program in AML and Glioma:

•

Announced Positive IDH1 Inhibitor Data for Olutasidenib in Glioma at ASCO: Forma announced positive preliminary Phase 1 data for olutasidenib in refractory, predominantly enhancing glioma at the 2020 American Society of Clinical Oncology (ASCO), suggesting the potential for response and prolonged disease control in both non-enhancing and enhancing phenotypes of relapsed/refractory IDH1-mutated glioma patients. Olutasidenib is a selective inhibitor for cancers with IDH1 mutations and is being evaluated in a registrational Phase 2 trial for relapsed/refractory acute myeloid leukemia (R/R AML) and an exploratory Phase 1 trial for glioma and other IDH1m solid tumor indications.

Corporate:

•

Completed Upsized Initial Public Offering: In June 2020, Forma completed an upsized IPO of 15,964,704 shares of common stock, including the full exercise of the underwriter’s over-allotment option, resulting in gross proceeds of approximately $319.3 million before deducting underwriting discounts and commissions and other offering expenses.

•	Strengthened Executive Team with Appointment of David N. Cook, Ph.D., as Chief Scientific Officer

•	Transitioned Board of Directors Composition: Following Forma’s IPO, Dr. Steve Hall departed the board of directors and Dr. Wayne A. I. Frederick joined.

Upcoming Milestones

•

Updated Data to Inform Pivotal Trial in SCD: Forma plans to announce topline data from the ongoing trial of FT-4202 in SCD patients in the fourth quarter of 2020, including data from multiple ascending dose cohorts. The results of this trial will inform a global pivotal Phase 2/3 trial for people living with SCD, which is expected to initiate in the first half of 2021.

•	Initiation of Clinical Development in mCRPC: We continue to make progress to initiate a Phase 1 trial of FT-7051 in mCRPC patients in the fourth quarter of 2020.

•

Additional Data from Non-core IDH1 Program: Forma plans to announce topline data from a second interim analysis of the registrational cohort of an olutasidenib trial in relapsed/refractory AML (R/R AML) in the fourth quarter of 2020.

•

Possibility of COVID-19 Impact: The COVID-19 pandemic remains a factor in the successful completion of these milestones. Many clinical trials across the biopharma industry have been impacted by the COVID-19 pandemic, with clinical trial sites implementing new policies in response to COVID-19, resulting in potential delays to enrollment of clinical trials or changes in the ability to access sites participating in clinical trials.

Financial Results

•	Cash Position: Cash, cash equivalents and marketable securities were $414.3 million as of June 30, 2020, as compared to $173.2 million as of December 31, 2019.

•

Research and Development (R&D) Expenses: R&D expenses were $20.5 million for the quarter ended June 30, 2020, compared to $28.1 million for the quarter ended June 30, 2019. The decrease was primarily due to planned reductions in spending on FT-2101, FT-4101, FT-8225, research, as well as internal R&D personnel-related costs, which were partially offset by increases in FT-4202 expenses to conduct the Phase 1 trial and preparations for our planned pivotal Phase 2/3 trial.

•

General and Administrative (G&A) Expenses: G&A expenses were $6.4 million for the quarter ended June 30, 2020, compared to $5.7 million for the quarter ended June 30, 2019. The increase was primarily due to increases in professional fees and stock-based compensation, partially offset with lower personnel-related costs.

•	Net Income/Loss: Net loss was $25.4 million for the quarter ended June 30, 2020, compared to $14.8 million for the quarter ended June 30, 2019.

About Forma Therapeutics

Forma Therapeutics is a clinical-stage biopharmaceutical company focused on the research, development and commercialization of novel therapeutics to transform the lives of patients with rare hematologic diseases and cancers. Our R&D engine combines deep biology insight, chemistry expertise and clinical development capabilities to create drug candidates with differentiated mechanisms of action focused on indications with high unmet need. Our work has generated a broad proprietary portfolio of programs with the potential to provide profound patient benefit. For more information, please visit www.FormaTherapeutics.com or follow us on Twitter @FORMAInc and LinkedIn.

Forward-looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including, without limitation, express or implied statements regarding the company’s beliefs and expectations regarding its: business plans and objectives; future plans for FT-4202 and FT-7051, including expectations regarding timing and success of the current ongoing clinical trials, therapeutic potential and clinical benefits thereof, and upcoming milestones for the company’s other product candidates; growth as a company and the anticipated contribution of the members of our board of directors to our operations and progress; uses of capital, expenses and other 2020 financial results or in the future, and the potential impact of COVID-19 on patient retention, strategy, future operations, clinical trials or IND submissions. The words “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “target” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

Any forward-looking statements in this press release are based on management’s current expectations and beliefs and are subject to a number of risks, uncertainties and important factors that may cause actual events or results to differ materially from those expressed or implied by any forward-looking statements contained in this press release, including, without limitation, those risks and uncertainties associated with: the impact of the COVID-19 pandemic on the company’s business, operations, strategy, goals and anticipated milestones; the therapeutic potential of FT-4202, and the timing associated with the initiation or continuation of any of FT-4202 trials; the initiation of our phase I clinical trial of FT-7051; the timing of the second interim analysis of the registrational cohort of FT-2102 in R/R AML; Forma’s ability to execute on its strategy; positive results from a clinical study may not necessarily be predictive of the results of future or ongoing clinical studies; regulatory developments in the United States and foreign countries; Forma’s ability to fund operations; as well as those risks and uncertainties set forth more fully under the caption “Risk Factors” in the final prospectus dated June 22, 2020 and filed pursuant to Rule 424(b) under the Securities Act of 1933, as amended, with the United States Securities and Exchange Commission (SEC) and elsewhere in Forma’s filings and reports with the SEC. Forma disclaims any obligation to publicly update or revise any such statements to reflect any change in expectations or in events, conditions or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements. Any forward-looking statements contained in this press release represent Forma’s views only as of the date hereof and should not be relied upon as representing its views as of any subsequent date. Forma explicitly disclaims any obligation to update any forward-looking statements.

Forma Therapeutics Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands except share and per share data)	For the three months ended		For the six months ended
	June 30, 2020	June 30, 2019	June 30, 2020	June 30, 2019
Revenue	$—	$17,727	$—	$89,736
Operating expenses
Research and development	20,511	28,065	43,721	56,715
General and administrative	6,448	5,688	15,381	10,606
Restructuring charges	(20)	849	63	5,075

Total operating expenses	26,939	34,602	59,165	72,396

Income (loss) from operations	(26,939)	(16,875)	(59,165)	17,340
Other income (loss), net	(1,739)	793	22,232	2,291

Income (loss) before taxes	(28,678)	(16,082)	(36,933)	19,631
Income tax benefit	(3,238)	(1,325)	(22,723)	(1,217)

Net income (loss)	$(25,440)	$(14,757)	$(14,210)	$20,848

Preferred return and accretion of preferred return and cumulative dividends on preferred securities	(1,800)	(600)	(3,736)	(1,788)
Distribution to holders of preferred securities in excess of accrued preferred return	—	—	—	(11,347)
Undistributed earnings allocable to participating securities	—	—	—	(5,815)

Net loss allocable to shares of common stock, basic and diluted	$(27,240)		$(17,946)

Net income (loss) allocable to shares of Common 1, basic		$(15,357)		$1,898

Change in fair value attributable to warrants to purchase preferred securities		(7)		(317)

Net income (loss) allocable to shares of Common 1, diluted		$(15,364)		$1,581

Net loss per share of common stock, basic and diluted	$(4.58)		$(4.23)

Net income (loss) per share of Common 1:
Basic		$(6.03)		$0.74

Diluted		$(6.03)		$0.61

Weighted-average shares of common stock outstanding, basic and diluted	5,943,165		4,245,622

Weighted-average shares of Common 1 outstanding:
Basic		2,547,924		2,547,924

Diluted		2,547,924		2,581,952

Forma Therapeutics Holdings, Inc.

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands, except share data)
	June 30, 2020	December 31, 2019
Assets
Cash, cash equivalents, and marketable securities	$414,301	$173,180
Fixed assets	1,901	5,102
Other assets	51,310	4,753

Total assets	$467,512	$183,035

Liabilities and stockholders’ equity
Current liabilities	$24,818	$24,868
Long-term liabilities	4,197	1,790

Total liabilities	29,015	26,658

Total stockholders’ equity	438,497	156,377

Total liabilities and stockholders’ equity	$467,512	$183,035

Contacts

Media Contact:

Kari Watson, +1 781-235-3060

MacDougall

kwatson@macbiocom.com

Investor Contact:

Stephanie Ascher, +1 212-362-1200

Stern Investor Relations

stephanie.ascher@sternir.com

SOURCE: Forma Therapeutics Holdings, Inc.

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